Exhibit 10.42

GreenPay Software License and Services Agreement

This Software License and Service Agreement, along with the attached Exhibits (collectively known as the “Agreement”), is made and entered by and between the company and/or individual listed below, with a place of business within the United States of America (hereinafter referred to as “the Customer”), and GreenPay, LLC., a Wyoming Corporation, with principal offices within the State of Wyoming, (hereinafter referred to as “GreenPay”), all or each of which shall also hereinafter be referred to as the “party” or “parties” respectively, and is effective on the date listed below.

RECITALS

A.	GreenPay has licensing rights to a United States Patent (“Patent”).

B.	The Customer wishes to license the Intellectual Property, and related software applications, developed by MyEcheck, with GreenPay, for processing electronic checks as generally described in the Patent (“Software”).

C.	GreenPay provides Payment Data Processing Services (“Services”).

D.	The Customer is engaged in payment acceptance.

E.	The Service Documentation described herein contains the terms under which GreenPay has agreed to provide Software and Services to the Customer.

AGREEMENTS

Now therefore, the parties do hereby mutually agree that:

1.          Service Documentation. The “Service Documentation” includes:

(a)  This Agreement includes Five Exhibits, and may include additional price schedules, addendums, and/or attachments.

(b)  Software, and software licenses, User Guides and Manuals, which include Specifications, Instructions, and Notices.

(c)  The Services that will be provided under the terms of this Agreement.

(d)  Definitions used in the Agreement and Service Documentation. The following definitions apply throughout this Agreement:

1.d.1	"Documentation" means GreenPay's published user manuals relating to the Software as of the Effective Date or as it relates to any Modification or Major Release as of the date of delivery of each Modification or Major Release, as applicable.

1.d.2	"Error" means any failure of the Software to operate in conformance with the Documentation in any material respect.

1.d.3	"Maintenance" shall mean the Software and Services provided by GreenPay to the Customer as set forth in Section 5 and Exhibits A through D.

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GreenPay Software License and Services Agreement

1.d.4	"Modification" shall mean any revisions, enhancements, bug fixes, patches, Error resolutions and all other changes to the Software required to insure that the Software operates in conformance with the Documentation and Specifications.

1.d.5	"Production" means the Customer's use of the Software to provide ecommerce functionality to their customers (or potential customers) through a live/active Customer hosted service or services provided by their partner(s), affiliate(s), or any other third party service they may contract with.

1.d.6	"Professional Services Agreement" means the agreement attached hereto as Exhibit B and all written Statements of Work entered into by the Parties.

1.d.7	"Software" further means any and all software modules referenced in Exhibits A through E and any and all Major Releases, Modifications, Revisions, Enhancements, interim releases, bug fixes and patches applicable to the GreenPay software modules and their related Documentation.

1.d.8	"Source Code" means the Software fully documented in its source code (i.e., human readable) form; (ii) a compiler, similar computer program or any other software which is necessary to convert the source code form into the object code form of the Software; and (iii) runtime software necessary to execute the source code form of the Software, including but not limited to interpreters and templates. Also for the purposes of this Agreement, "Commentary" shall include explanations, flow charts, schematics, algorithms, subroutine descriptions, class and object descriptions, memory and overlay maps, statements of principles of operations, architecture standards, data flow descriptions, class, base-class and sub-class descriptions, data structures and control logic of the software and any other documentation of the source code form of the Software, all in sufficient detail to enable a trained programmer through study of such materials to maintain and/or modify the software without undue experimentation.

The Service Documentation also applies to any Software or Service that is provided by an affiliate of GreenPay and any Software or Service that is used by an affiliate or a subsidiary of the Customer. “GreenPay” includes each such affiliate, and “Customer” includes each such affiliate and subsidiary. All terms defined in this Agreement shall have the same meaning when used in the Service Documentation. If there is a conflict among the documents that make up the Service Documentation, the documents will govern in the order set forth above. Customer acknowledges receiving a copy of the Service Documentation for each Service and the Software it requested when it entered into this Agreement.

2.          Changes to Services. GreenPay may change (or add to) the terms and fees in the Service Documentation at any time upon 30 days prior written notification. If Customer discontinues using the affected Service before the change becomes effective, it will not be bound by the change. If Customer continues to use a Service after the change becomes effective, it will be bound by the change.

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GreenPay Software License and Services Agreement

3.          Software License. Subject to the terms and conditions of this Agreement, including all Exhibits, GreenPay hereby grants to Customer (and its successors and assigns as permitted herein) a perpetual, non-sublicensable, non-exclusive, non-transferable (except as otherwise expressly set forth herein), enterprise-wide right and license to use, maintain, modify, enhance and create derivative works from the Software (in object code form only and only in accordance with the Documentation) and the Documentation for Customer's business use in accordance with the provisions of Exhibit E, and to make as many backup (non-use other than for disaster testing and recovery purposes) copies as may be necessary, provided that Customer shall keep a record of each such backup copy and the location of its storage, and shall provide any and all such records to GreenPay upon request. Customer must reproduce and include any and all copyright, proprietary and any other notices that appear on the original Software and any media therefore on any copies made by Customer. Customer may exercise its rights hereunder through third party subcontractors for the sole purpose of assisting Customer in its permitted use of the Software; provided, however, that each such third party subcontractor must agree in a legally binding writing, to which GreenPay is a named third party beneficiary, to be bound by terms and conditions at least as protective of and beneficial to GreenPay as those set forth herein.

4.          Term and Termination. Unless terminated sooner in accordance with the Service Documentation, this Agreement and all Services will continue in effect until terminated by either party upon 30 days prior written notice to the other party. GreenPay may terminate any Service following notice to Customer of a breach of any provision of the Service Documentation. GreenPay may also terminate any Service without notice to Customer if Customer is subject to a petition under applicable state or federal bankruptcy law, becomes insolvent or is otherwise unable to make its debts when due, or if GreenPay otherwise determines, in its sole discretion, that a material adverse change has occurred in Customer’s ability to perform its obligations under the Service Documentation. The termination of a Service will not affect Customers or GreenPay’s rights with respect to transactions which occurred before termination. GreenPay shall not be liable to Customer for any losses or damages Customer may incur as a result of any termination of any Service.

5.          Fees. Customer shall pay GreenPay the fees described in the attached Exhibits for the specific services selected and/or used. All transactional fees for the current month will be based on the volumes from the prior month. You hereby authorize GreenPay to create remotely created checks drawn from Customer’s checking account(s), and use the checks to collect all fees and charges, or it may send an invoice to Customer for such amounts, which Customer shall promptly pay. GreenPay may assess finance charges at a rate of 1.5% per month (18% per annum) or the highest rate permitted by law, whichever is less, on any invoiced fees that are not paid within thirty (30) days of the due date and shall apply payments and other reductions of amounts owed first to unpaid interest and then to other fees and charges.

6.          Maintenance.

Maintenance Terms. Maintenance provided by GreenPay shall be pursuant to GreenPay's standard maintenance terms, a copy of which is attached hereto as Exhibit D. Maintenance shall be provided solely to the Service and Software set forth in Exhibit A.

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GreenPay Software License and Services Agreement

Maintenance Fees and Payment. Customer shall pay to GreenPay the Maintenance fee(s) set forth in Exhibit D for twelve (12) months from the Effective Date. Additional periods in one year increments and shall be priced at GreenPay's then-current fee schedule; provided, however, that in no event shall Customer’s Maintenance fee relating to the Software licenses purchased under the terms of this Agreement be increased by more than ten percent (10%) from year to year after the second consecutive 12 month term of licensing. Customer's payment of Maintenance fees shall be due in advance, on the first day of each month, (maybe prorated for partial months). In the event that Maintenance is discontinued or suspended, to reinstate or renew Maintenance Customer must first pay GreenPay Maintenance fees for the interim period during which Maintenance was discontinued or suspended and GreenPay may in its sole discretion elect not to accept such renewal or reinstatement.

7.          Confidential Information. Unless otherwise provided in the Service Documentation, all Software, all user guides and other written materials, source code, object code, trademarks and other intellectual property included in the Service Documentation provided pursuant to this Agreement constitute GreenPay’s, or its vendors’, confidential information (“Confidential Information”). GreenPay, or its vendors, as applicable, will remain the sole owner of all such Confidential Information, and Customer will not acquire any interest in or rights to it as a result of Customer’s use of any Service or Software except as set forth in the Service Documentation. Customer will maintain the confidentiality of the Confidential Information and will not use for any purpose (other than as specifically contemplated by this Agreement) or disclose (or permit its employees or agents to disclose), copy, transfer, sublicense or otherwise make any of it available to any person or entity, other than its employees who have a need to use the Confidential Information in connection with the applicable Service. Customer shall notify GreenPay immediately if it knows or suspects that there has been any unauthorized disclosure, possession, use or knowledge (each, an “Unauthorized Use”) of any Confidential Information, and if it is responsible for the Unauthorized Use, it will, at its expense, promptly take all actions, including without limitation initiating court proceedings to recover possession or prevent further Unauthorized Use of the Confidential Information and obtain redress for any injury caused to GreenPay as a result of such Unauthorized Use. In addition, except as permitted by applicable law, Customer may not decompile, reverse engineer, disassemble, modify, or create derivative works of any Software provided pursuant to this Agreement.

8.          Third Party Networks; Use of Required Software. If GreenPay determines that any funds transfer or communications network, Internet service provider, or other system(s) it has selected to provide a Service is unavailable, inaccessible or otherwise unsuitable for use by GreenPay or Customer, GreenPay may, upon notice to Customer, suspend or discontinue the affected Service. Customer shall use and maintain in good working order (and at its own expense) software, hardware and other equipment necessary for Customer to use the Service(s) in accordance with the Service Documentation.

9.          NO REPRESENTATIONS OR WARRANTIES OF GREENPAY OR SOFTWARE VENDORS. NEITHER GREENPAY NOR ANY SOFTWARE VENDOR MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES OR ANY SOFTWARE USED IN CONNECTION WITH THE SERVICES INCLUDING WITHOUT LIMITATION ANY WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE SERVICE DOCUMENTATION.

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GreenPay Software License and Services Agreement

10.         Liability and Indemnification.

(a)  GreenPay is under no obligation to honor, in whole or in part, any entry, file, batch release, payment order, transaction or instruction (each, an “Order”), which (i) exceeds Customer’s available funds on deposit in an account with GreenPay related to the Service, unless otherwise provided in the Service Documentation; (ii) is not in accordance with the Service Documentation or GreenPay’s applicable policies, procedures or practices as GreenPay may from time to time establish and make available to Customer; (iii) GreenPay has reason to believe may not have been duly authorized, should not be honored for its or Customer’s protection, or involves funds subject to a hold, dispute, restriction or legal process that prevents their withdrawal; or (iv) could result, in GreenPay’s sole discretion, in a violation of any law, rule or regulation of any federal or state regulatory authority, including without limitation any Federal Reserve risk control program or guidelines such as the limitations on GreenPay’s intra-day net funds position.

(b)  Customer shall promptly furnish written proof of loss to GreenPay and notify GreenPay if it becomes aware of any third party claim related to the Service. Customer shall cooperate fully (and at its own expense) with GreenPay in recovering a loss. If Customer is reimbursed by or on behalf of GreenPay, GreenPay or its designee will be subrogated to all rights of Customer.

(c)  Any claim, action or proceeding against GreenPay for losses or damages arising from a Service, including GreenPay’s honoring or dishonoring a check covered by a Service, must be brought within one year from the date of the act or omission or in the case of a check from the date the check was first paid or returned by GreenPay.

(d)  GreenPay will have no liability for failure to perform or delay in performing a Service if the failure or delay is due to circumstances beyond GreenPay’s reasonable control.

(e)  Customer agrees to indemnify, defend and hold harmless GreenPay from and against all damages and costs (including reasonable attorneys' fees) finally awarded against GreenPay (or finally settled upon) and arising from: (i) any claim of personal injury or tangible personal property damage (excluding data) of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the gross negligent or willful misconduct of Customer, its employees, subcontractors or agents; (ii) any claim brought against GreenPay by a third party alleging that the Customer Materials (as defined in Exhibit C) directly infringe any U.S. copyright or trademark or misappropriate any trade secret (recognized as such under the Uniform Trade Secrets Act) in existence as of the Effective Date; or (iii) any claim brought against GreenPay by a third party arising from or relating to any modification of the Software by Customer or any use of the Software other than as permitted under this Agreement. The parties acknowledge and agree that Customer's obligations under this section are conditioned upon GreenPay providing Customer: (1) prompt written notice of the existence of such claim, suit, action or proceeding (each a "claim"); (2) sole control over the defense or settlement of such claim; and (3) assistance at Customer's request to the extent reasonably necessary for the defense of such claim. The foregoing sets forth Customer's sole and exclusive obligation and GreenPay's sole and exclusive remedy for any claim of intellectual property infringement or misappropriation relating to the Customer Materials. Notwithstanding the foregoing, Customer shall not indemnify, defend or hold harmless GreenPay for any claims arising from: (a) any GreenPay intellectual property or software incorporated in or combined with the Customer Materials where in the absence of such incorporated or combined item, there would not have been infringement; (b) Customer Materials which have been altered or modified by GreenPay (other than in response to a request by Customer), where in the absence of such alteration or modification the Customer Materials would not be infringing; (c) use of an any version of the Customer Materials for which Customer has made available an updated, revised or repaired subsequent version; or (d) the gross negligence or willful misconduct of GreenPay or any of its agents, subcontractors or employees. Upon notice of any claim of infringement or upon reasonable belief of the likelihood of such a claim, Customer shall have the right, at its option, to: (x) obtain the rights to continued use of the Customer Materials; (y) substitute other suitable, functionally-equivalent, non-infringing materials; or (z) replace or modify the Customer Materials or their design so that they are no longer infringing. Furthermore, Customer agrees to maintain commercial general liability insurance of at least $1 million, covering Customer's obligations contained herein on a claims-made basis with coverage for at least one year from the date of completion of the services. The provisions of this section shall survive for a period of one year following the earlier of (a) completion of the Maintenance services or (b) termination of this Agreement.

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GreenPay Software License and Services Agreement

(f)  GreenPay agrees to indemnify, defend and hold harmless Customer, its officers, directors, employees and agents from and against all damages and costs (including reasonable attorneys' fees) finally awarded against Customer (or finally settled upon) and arising from or relating to:

(i)	any claim brought against Customer by a third party alleging that the Software directly infringes any patent, copyright, trademark or other intellectual property right or misappropriates any trade secret (recognized as such under the Uniform Trade Secrets Act). The parties acknowledge and agree that GreenPay's obligations under this item (i) of this section are conditioned upon Customer providing GreenPay: (a) prompt written notice of the existence of such claim, suit, action or proceeding (each a "claim"); provided that a failure of the Customer to promptly notify GreenPay shall not relieve GreenPay of liability hereunder except to the extent that GreenPay 's defenses to such claim are materially impaired by such failure to promptly notify; (b) sole control over the defense or settlement of such claim, it being agreed that GreenPay shall not enter into any settlement imposing any liability or obligation on Customer without Customer's prior written consent; and (c) assistance at GreenPay's request and sole expense, to the extent reasonably necessary for the defense or settlement of such claim. If any claim that GreenPay is obligated to defend has occurred or, in GreenPay's opinion, is likely to occur, GreenPay may, at its option and expense either (1) obtain for Customer the right to continue to use the applicable Software, (2) replace or modify the Software so it becomes non-infringing, without materially adversely affecting the Software's specified functionality, or (3) if (1) or (2) are not readily available after using reasonable commercial efforts or, if neither of the foregoing options is commercially reasonable, refund all fees paid by Customer and terminate this Agreement; provided that termination pursuant to this subsection 11(ii)(3) shall be deemed a termination by Customer for cause. Notwithstanding the foregoing, GreenPay shall not indemnify, defend or hold harmless Customer for any claims solely based on: (a) any Customer or third party intellectual property or software incorporated in or combined with the Software where in the absence of such incorporated or combined item, there would not have been infringement, but excluding any third party software or intellectual property incorporated into the Software at GreenPay's discretion; (b) Software which has been altered or modified by Customer, by any third party or by GreenPay at the request of Customer (where GreenPay had no discretion as to the implementation of modifications to the Software or Documentation directed by Customer), where in the absence of such alteration or modification the Software would not be infringing; or (c) use of any version of the Software with respect to which GreenPay has made available a non-infringing updated, revised or repaired subsequent version or other applicable update, patch or fix;

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GreenPay Software License and Services Agreement

(ii)	the use of GreenPay's premises by Customer employees pursuant to this Agreement; or

(iii)	any claim of personal injury or tangible personal property damage (excluding data) of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the gross negligent or willful misconduct of GreenPay, its employees, subcontractors or agents. Furthermore, GreenPay agrees to maintain commercial general liability insurance of at least $1 million, covering GreenPay's obligations contained herein on a claims-made basis with coverage for at least one year from the date of completion of the services. The provisions of this Section 11 herein shall survive for a period of one year following the earlier of (a) completion of the Maintenance services or (b) termination of this Agreement.

(g)  GREENPAY WILL ONLY BE LIABLE TO COMPANY FOR ITS DIRECT MONETARY LOSSES OR DAMAGES DUE TO GREENPAY’S GROSS NEGLIGENCE OR MATERIAL BREACH OF THIS AGREEMENT. GREENPAY’S LIABILITY TO COMPANY WILL BE LIMITED TO AN AMOUNT NOT TO EXCEED THE AMOUNT OF THE FEES ACTUALLY PAID BY COMPANY TO GREENPAY DURING THE CALENDAR MONTH IMMEDIATELY PRECEDING THE CALENDAR MONTH IN WHICH SUCH LOSS OR DAMAGES WERE INCURRED (OR, IF NO GREENPAY FEES WERE PAID IN SUCH MONTH, GREENPAY FEES PAID IN THE MONTH IN WHICH THE LOSSES OR DAMAGES WERE INCURRED). IN NO EVENT WILL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL (INCLUDING WITHOUT LIMITATION COURT COSTS AND ATTORNEYS’ FEES), INDIRECT, OR PUNITIVE LOSSES OR DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, OR WHETHER THE LIKELIHOOD OF SUCH LOSSES OR DAMAGES WAS KNOWN TO THE OTHER PARTY AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION.

11.         General.

(a)  The Agreement will be governed by the laws of the state of California, without regard to conflicts of laws principles. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action will be brought in the U.S. District Court of the Northern District of California, Sacramento County, and that the parties hereby submit to the jurisdiction and venue of said court.

(b)  Any portion of the Agreement which is inconsistent with applicable laws, regulations or rules will be deemed modified and applied in a manner consistent therewith, and GreenPay will incur no liability to Customer as a result of the inconsistency or modification and application. If any portion of the Agreement is deemed unenforceable or invalid, it will not otherwise affect the enforceability or validity of the Agreement.

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GreenPay Software License and Services Agreement

(c)  The Agreement is the entire agreement between GreenPay and Customer and supersedes all prior representations, conditions, warranties, understandings, proposals or agreements regarding a Service. No course of dealing or waiver of any right on one occasion will constitute a modification of the Agreement or be a waiver of that right on a subsequent occasion.

(d)  Customer agrees to provide GreenPay promptly upon GreenPay’s request any existing financial statements or other information pertaining to Customer’s financial condition or any previously unprepared financial statements which GreenPay may require Customer to prepare and/or to be audited or reviewed by independent certified public accountants acceptable to GreenPay.

(e)  Customer expressly warrants that the Software and any Service(s) will not be used in a manner which violates any US federal or state law including without limitation any sanction or control administered by the Office of Foreign Assets Control or Bureau of Export Administration.

(f)  Sections 3, 7, 9 and 10, plus all Exhibits of this Agreement will survive termination of this Agreement.

(g)  Either party may provide notice to the other party by mail, personal delivery, or electronic transmission. GreenPay shall use the most recent address for Customer in GreenPay’s records, and any notice from GreenPay will be effective when sent. Customer shall use the address where Customer’s relationship manager is located and address any notice to the attention of such manager. Any notice from Customer will be effective when actually received by GreenPay. GreenPay will be entitled to rely on any notice from Customer that it believes in good faith was authorized by an authorized representative of Customer and, except as expressly stated in the Service Documentation, shall have no obligation to verify the signature (including an electronic signature). Each party will have a reasonable time after receipt of any notice to act on it.

(h)  All uses of the Software and Services through Customer’s ID codes, passwords, token cards, PINs, or passcodes (each, a “Code”) will be deemed to be authorized by and binding on Customer. Customer’s failure to protect Codes may allow an unauthorized party to (i) use the Services or Software, (ii) access Customer’s electronic communications and financial data, and/or (iii) send or receive information and communications to GreenPay. Unencrypted electronic transmissions are not secure. Customer assumes the entire risk for unauthorized use of Codes and any unencrypted electronic transmissions.

(i)  Customer may not assign or transfer its rights or obligations with respect to the Agreement without GreenPay’s prior written consent. GreenPay may assign its rights and obligations with respect to the Agreement to any successor by merger, consolidation or corporate reorganization.

(j)  Unless otherwise provided in the Service Documentation, the term “Business Day” means that part of a business day occurring prior to the cutoff time determined in accordance with GreenPay’s applicable funds availability policy.

(k)  The parties do not intend that any agency or partnership relationship be created between them by this Agreement. The parties are and will remain as independent contractors.

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GreenPay Software License and Services Agreement

(l)  Customer authorizes GreenPay to issue press release(s), which may contain Customer’s stock ticker symbol; that describes the nature of the relationship between GreenPay and Customer.

(m)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)  This Agreement may be executed as a faxed or electronically scanned document, with scanned or faxed signatures deemed as original.

(o)  Construction. Section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to".

(p)  The parties acknowledge and agree that no implied rights or licenses are conveyed by this Agreement, that all rights are specific to the parties and do not extend to their parents, subsidiaries or affiliates and that all rights in and to the Software not expressly granted to Customer in this Agreement are reserved by GreenPay and its suppliers.

(q)  Remedies. Each party recognizes and agrees that there is no adequate remedy at law for a threatened or actual breach of Sections 3 and 7, that such a breach would irreparably harm the non-breaching party and that such non-breaching party is entitled to seek equitable relief (including an injunction) with respect to any such breach or potential breach, in addition to any other remedies available at law.

(r)  Waivers and Amendments. Any waiver of or amendment to the terms of this Agreement shall be effective only if made in writing and signed by an authorized and duly empowered representative of each of the parties hereto. No failure to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude further exercise of any right hereunder.

(s)  Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable or invalid, that provision shall be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions shall remain in full force and effect. Customer agrees that Sections 7, 9 and 10 will remain in effect notwithstanding the enforceability or unenforceability of any provision of this Agreement.

(t)  Confidentiality of Agreement. Neither party will disclose any terms of this Agreement, including prices or discounts, to anyone other than its attorneys, accountants or other professional advisors or to any investor or potential investor who agrees to maintain the confidentiality of such information. Notwithstanding the foregoing, either party may make limited disclosure of the terms of this Agreement to the extent required by law, provided that the disclosing party: (i) provides the non-disclosing party reasonable prior notice of such disclosure, and (ii) uses its best efforts to protect and limit the disclosure of such information to the extent possible. Notwithstanding the foregoing, Customer agrees that GreenPay may acknowledge Customer as a GreenPay customer.

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GreenPay Software License and Services Agreement

(u)  Parties Advised by Counsel. This Agreement has been negotiated between parties who are sophisticated and knowledgeable in the matters contained herein and who have been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and any rule of law (including Section 1654 of the California Civil Code and any other authority of any jurisdiction of similar effect) which would require interpretation of any ambiguities in this Agreement against the drafting party is not applicable and is hereby waived.

(v)  Entire Agreement. Both parties agree that this Agreement, along with the Exhibits hereto, is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous and contemporaneous written and oral agreements and communications relating to the subject matter of this Agreement.

(w)  Reference. Upon GreenPay's reasonable request (or the reasonable request of a third party directed to Customer by GreenPay), Customer may act as a reference for GreenPay, including taking reference calls from prospective GreenPay customers to discuss the merits of the Software and to share Customer's experience working with GreenPay.

(x)  Promotion. Each party hereby grants to the other party a nonexclusive, non-transferable, right and license to display such party's trademarks and logo (subject to the terms and conditions of such party's standard trademark usage guidelines) for purposes of reference and acknowledgement.

(y)  Force Majeure. Any delay in the performance of any duties or obligations of either party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, market shortage of materials, fire, earthquake, flood or any other event beyond the control of such party, provided that such party uses reasonable efforts, under the circumstances, to resume performance as soon as reasonably practicable.

(z)  Government Rights. The Software is a "commercial item," as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995) (or an equivalent provision, e.g., in supplements of various U.S. government agencies, as applicable), all U.S. Government users acquire the Software with only those rights set forth herein.

(aa)       Section 365(n) of Internal Revenue Code. All rights and licenses granted under or pursuant to this Agreement by GreenPay to Customer are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Code"), licenses to rights to "intellectual property" as defined under the Code. The parties agree that Customer, as Customer of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceeding by or against GreenPay under the Code, Customer shall be entitled to retain all of its rights under this Agreement.

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GreenPay Software License and Services Agreement

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date listed below.

Agreed:	Accepted:
Customer	GreenPay, Inc.

/s/ Eric R. Robledo	/s/ Ed Starrs
Signature	Signature

Company Name:	GreenPay, Inc.
Ed Starrs
MJ SafePay, LLC	Acting President and CEO

Individual Name:	1740 H Dell Range
Cheyenne, WY 82009
Eric Robledo
www.GreenPay.com

Title:	President/CEO	929-800-2007
Customer.Support@GreenPay.com

Principal Address:
Date of Agreement: 09/09/2014

7371 PRAIRIE FALCON ROAD	Effective Date: 10/16/2014

SUITE # 120

LAS VEGAS, NV 89128

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GreenPay Software License and Services Agreement

Exhibit A

Software License, Services and Fees

Software Order

1)	The Licensed Software, will be delivered to run on the following for the Fee listed:

•	Linux, Apache, & PGSQL
•	A one-time Software License fee of $0.00* Fee waived for this Agreement.

2)	In Addition, GreenPay will deliver the following to the Customer (included in the fee listed above):

•	A mobile app (“App”) that is accessible and downloadable for devices running Android, iOS, and Windows to be used to make mobile payments to a corresponding terminal, and supported by Software developed by GreenPay.
•	The Apps have been customized with security features designed to help enable users to conform to general Federal and State laws to process payments for general and specialty retail.
•	The App will be fully branded pursuant to Customer’s specifications, including the App name, color schemes, and logo.
•	The App will run and operate on Customer’s Licensed Software to process payments including transaction fees payable to both parties.

3)	The Customer will use the Software to develop, enhance, and placing into production the following commercial applications for use by the Customer and their end-user base:

•	Patent enabling x9 file creation software (checkEngine) [compiled C code, multi threaded]
•	Database Schema for payment system[for PGSQL]
•	Web applications for transaction collection and processing
•	Bank and Merchant reporting engine
•	Web based merchant reporting
•	Web based Administration (minimal)
•	Mobile End-User Apps
•	The Customer shall implement, administer, host, and maintain the Apps and the Software for the corresponding hardware.

The Customer will use GreenPay proprietary software technology to create mobile apps that enable and facilitate electronic payment of funds from a consumer’s bank account without need for the use of a check, a credit card, or a debit card that conform to ANSI X9 standards.

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GreenPay Software License and Services Agreement

Basic Services

GreenPay will provide fully electronic check services Software to the Customer. The Customer will use the Software to create and process fully electronic checks, formatted for clearing through the Check 21 electronic check clearing system, for deposits into Customer account(s), and for transfers out of Customer accounts.

This basic service enables the Customer to verify their user provided data, check the status of their bank account, prove the transaction is authorized, and predict the probability of most problems before the transaction is approved and processed for deposit. The Customer will pay GreenPay the following fees for the use of the Software and all related software tools.

Check 21 Service Fees

Total Transactions per Calendar Month	Fee per Transaction

Less than 500,000	$0.25

500,001 – 999,999	$0.20

1,000,000 and more	$0.15

Available Supplemental Services

Scrub Services, like the Basic Check 21 Service, generates a check image and pushes it to your bank for payment. It offers minimal financial verification. Transactions are immediately and automatically evaluated and approved or declined based upon the real time results of multiple fraud control tools and database searches. For example, it will check the payee against a database of known bad check writers and verify that the account is open and in good standing.

Guarantee Services, like the Basic Check 21 and Scrub Services, generates a check image and pushes it to your bank for payment. In addition to validating transaction data, you are insured if the item is returned unpaid. When a payee defaults, the check guarantee provider buys the returned item for its full face value.

These services are available for additional fees. For more information, please contact GreenPay sales (sales@GreenPay.com).

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GreenPay Software License and Services Agreement

Exhibit B

Supplemental Consulting Services

1. STATEMENT OF WORK. GreenPay may render services, working individually or with the Customer and/or third parties retained by Customer, (the "Consulting Services") to Customer on a time and materials basis as may be agreed upon in a written Statement of Work, which will become a part of this Agreement. No Supplemental Consulting Services will be preformed until such time as a duly authorized Statement of Work is prepared and approved by all Parties.

2. PROJECT ADMINISTRATION. The Technical Contact (as set forth in the Statement of Work) for the Customer shall provide GreenPay all assistance and guidance reasonably requested by GreenPay for the performance of the Consulting Services. Customer acknowledges that the timely performance of the Consulting Services is dependent both on reasonable access to and assistance by Customer, including the Customer Technical Contact. GreenPay acknowledges that the success of Customer's business shall depend on GreenPay's ability to provide the Consulting Services on a timely basis in accordance with the dates specified by Customer, and shall use all reasonable efforts to complete all Services efficiently and on or ahead of schedule

3. COMPENSATION. GreenPay shall be paid fees on a time and materials basis in accordance with the Statement of Work signed by both parties. Customer shall also reimburse GreenPay for reasonable travel, lodging, meal and other expenses reasonably incurred while providing the Consulting Services. GreenPay shall provide Customer with accurate invoices detailing the consulting hours, fees and expense reimbursements due GreenPay. Customer payment for Services and expenses shall be due thirty (30) days from the date of invoice. The parties agree that Customer shall not be charged nor shall it be liable for any travel time incurred in connection herewith.

All work will be conducted on an hourly fee basis and billed per the rate listed below. Rates are subject to change prior to the preparation of a Statement of Work.

Hourly (Subject to Scheduling and Availability):	$125.00/Hour

4. THIRD PARTY SOFTWARE. Customer acknowledges that in order for GreenPay to perform the Consulting Services, Customer may need to obtain additional third party services ("Third Party Services") or third party technology ("Third Party Technology"). Customer agrees that the rights and licenses with respect to Third Party Technology and Third Party Services shall be under terms set forth in the pertinent purchase, license or services agreements between Customer and the vendors of such Third Party Software or Third Party Services. Customer shall execute and comply with appropriate purchase, license, or services agreements with respect to any Third Party Software or Third Party Services. Any amounts payable to third party vendors or service providers under such agreements are the sole responsibility of Customer and shall be paid directly by Customer to such third party vendors or service providers.

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5. LICENSE TO Customer MATERIALS. Customer acknowledges that in order to perform the Services, GreenPay may require access to and use of certain software or other materials of Customer or Customer's suppliers (including access to code relating to the Software or that may effect the performance of the Software) ("Customer Materials"). Customer grants to GreenPay a royalty-free, non-exclusive license to access and use the Customer Materials (including through subcontractors) as required for GreenPay's performance of the Services hereunder.

6. RIGHTS AND OWNERSHIP. To the extent that any modification, enhancement, extension, interface or derivative work to any GreenPay Software or any other deliverable that is produced through the Consulting Services, Customer shall have the same usage rights in such as Customer has currently has. Customer acknowledges and agrees that other than any Third Party Software or any Customer Materials or Software, GreenPay continues to own all computer programs, utilities and intellectual property which aid GreenPay in performing the Consulting Services or which are produced as a result of these Services.

7. Independent Contractors. GreenPay agrees that it shall be considered an independent contractor and that it shall not be deemed to be an employee of Customer. GreenPay and its employees, agents and contractors performing services hereunder shall not be entitled to any employee benefits of Customer.

8. Project Pricing and Expenses. GreenPay shall incur all reasonable expenses in the performance of the services contained herein including but not limited to contractors and consultants used for software development, testing, quality assurance and deployment during the term of this agreement.

From time to time there may be a need for Customer to incur certain expenses. Notwithstanding anything else to the contrary contained herein, any single expense in excess of two hundred dollars ($200) must be pre-approved in writing (or by email) by Customer or it shall not be deemed a reimbursable expense.

9. Billing schedule. Billing is monthly and payment is due upon receipt of bill for services provided the prior month. Payments will be processed and collected from the Customer as a Check 21 item (no fee to Customer).

GreenPay reserves the right to discontinue the provision of services under the Statement of Work in the event that Customer fails to continue to make timely payment of fees and expenses due hereunder.

10. Non-Solicitation of Employees. During the term of this Agreement and for a period of one (1) year following completion of any work hereunder, neither party shall solicit employment of any current or prior employee of the other.

11. ATTACHMENTS. Any Statement of Work(s) will be attached and will become a part of this Service Agreement.

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GreenPay Software License and Services Agreement

Exhibit B

Statement of Work (1)

This Statement of Work has been prepared to summarize the supplemental services that the Customer wants to be performed by GreenPay in order to facilitate the implementation of their commercial applications as listed in Exhibit A.

Services/Tasks to be Preformed

•	Refinement and custom labeling of mobile app
•	Web Page integration and enhancement
•	API integration and enhancement
•	Software installation on Customer equipment
•	Basic Database Schema for payment system [for PGSQL]
•	Bank and Merchant reporting engine
•	Web based merchant reporting
•	Web based Administration (minimal)
•	Up to 300 hours of total work

The Customer shall implement, administer, host, and maintain the Apps and the Software for the corresponding hardware.

Compensation

In exchange for the services listed above, the Customer will pay GreenPay a fixed price consulting fee of $25,000.00. This fixed fee replaces the hourly billing listed in Item 3 – Compensation. This fixed fee will be paid prior to the start of any work.

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GreenPay Software License and Services Agreement

Statement of Work (1) continued

Technical Contact

MJ SafePay	GreenPay

DUSTIN BOLING	Steve Blandford

DUSTIN@MJSAFEPAY.COM	steve.blandford@GreenPay.com

Statement of Work Approvals:

/s/ Eric R. Robledo	/s/ Steve Blandford

Date:   September 09, 2014

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GreenPay Software License and Services Agreement

Exhibit C

Attached as Exhibit C, will be a completed New Merchant Integration Information form. This form must be completed and submitted to GreenPay in a timely manner. Customer bank integration typically takes between four and six weeks. This process can not begin until this form has been completed and delivered. It will be the Customer’s responsibility to direct their bank to work with GreenPay in order to facilitate the Check 21 deposits. GreenPay will not be responsible for any delays imposed by the Customer’s bank.

Upon submission of the New Merchant Integration Information Form, GreenPay will provide the Customer with a Customer Service Contact. This individual will work with the Customer and their bank in order to complete the integration process.

In is understood by all parties that the contact individuals provide by the Customer and GreenPay are free to exchange any and all needed information in order to execute the terms and conditions of this Agreement.

This Exhibit may not apply, if the Customer is going to use the licensed Software to develop, deliver, and support their own solutions. In those cases, the Customer will be solely responsible for their banking relationships and set-up.

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GreenPay Software License and Services Agreement

EXHIBIT D

Software Maintenance

1.    Scope of Coverage. Upon payment of applicable fees, GreenPay will provide consulting and maintenance services pursuant to this Exhibit ("Maintenance") for a period of twelve (12) months beginning with the Effective Month this Agreement.

2.    Maintenance Fees. For a period of one year, beginning with the Effective Date of this Agreement, the Customer will pay to GreenPay the following monthly Maintenance Fee:

Maintenance Fees:	$2,000.00 per month, or fraction of month.

3.    Maintenance Services. Subject to the terms of this Exhibit and Customer's payment of all Maintenance Fees, GreenPay will provide the following:

3.1   Severity Levels. GreenPay will use commercially reasonable efforts to acknowledge and address, as described below, reported and reproducible material errors in the Software which prevent the Software from performing substantially in accordance with the Documentation (each an "error or issue"). GreenPay recognizes three severity levels of Software errors or issues:

(a) Severity 1 - Major System Impact. The Software suffers an error or issue which cannot be reasonably circumvented and which either (i) prevents Customer from being able to execute transactions through the Software or (ii) otherwise so substantially impairs the performance of the Software as to effectively render it unusable. GreenPay will use commercially reasonable efforts to acknowledge any such reported error or issue as promptly as possible (but in no event longer than two (2) hours) and, if Customer is using the Software in Production, will work 24 hours a day, 7 days a week using commercially reasonable efforts to promptly address and remedy such error or issue.

(b) Severity 2 - Moderate System Impact. The Software suffers an error or issue (which is not of Severity 1) which cannot be reasonably circumvented and which substantially impairs the use of one or more portions or features of the Software required by Customer to perform necessary business functions. GreenPay will acknowledge any such reported error or issue promptly, but in no event longer than within four (4) hours and, if Customer is using the Software in Production, will use commercially reasonable efforts to address and remedy such error with timeliness corresponding to the severity of the impact of such error on Customer's business operation, including but not limited to working continually to address and remedy such error during GreenPay's normal Maintenance hours.

(c) Severity 3 - Minor System Impact. The Software suffers an error or issue (which is not of Severity 1 or Severity 2) which impairs the use of one or more portions or features of the Software, but the reported error or issue can be reasonably circumvented. GreenPay will acknowledge any such reported error or issue within one (1) business day and will work during GreenPay's normal Maintenance hours to provide the appropriate resolution.

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GreenPay Software License and Services Agreement

(d) Resolution. Except as otherwise expressly set forth herein, GreenPay will use commercially reasonable efforts to resolve each reported error or issue with the Software by providing either: (i) a reasonable work around, which may consist of specific administrative steps or alternative programming calls; (ii) an object code patch to the Software; or (iii) a specific action plan regarding how GreenPay intends to address the reported error or issue and an estimate on how long it may take to remedy or work around the error or issue. Customer acknowledges that in order to perform Maintenance, GreenPay may require access to and a copy of code in Customer's possession (or that of Customer's system integrator or consultants) relating to the Software or which may impact the performance of the Software. Customer agrees to provide access, assistance and information to GreenPay as required to resolve errors or issues with the Software.

3.2  Available Updates. At no additional cost to Customer, GreenPay will deliver to the Customer, as made commercially available by GreenPay, bug fixes, maintenance updates and Major Releases for the Software ("Updates"), which will thereafter be considered "Software" for all purposes except for those specifically exempt as listed in the Service Documentation. At its expense, and as deemed appropriate by GreenPay in its sole discretion, GreenPay will furnish Customer with revised Documentation (including release notes identifying each change) with each Update.

3.3  Other Errors and Issues. If the Customer reports an error or issue with the Software that is not of Severity 1, 2 or 3, GreenPay shall use commercially reasonable efforts to acknowledge such error or issue. If the Customer reports an error or issue with the Software that is not of Severity 1, 2 or 3 and that is scheduled by GreenPay to be addressed in a later Update, GreenPay may address such error or issue in such Update. Customer agrees to pay GreenPay at GreenPay's standard rates for all effort expended towards resolution of any error or issue which is later determined to result from any cause other than an error or issue in the Software.

4.    Software Support.

4.1  First Line Support. Customer shall establish and maintain the organization and processes to provide first line support directly to any of Customer's user. GreenPay shall have no obligation to provide any first line support to Customer's users. First line support shall include: (a) a direct response to Customer’s users with respect to problems or inquiries concerning the performance, functionality or operation of the Software; (b) a diagnosis of problems or performance deficiencies in the Software; and (c) a resolution of problems or performance deficiencies in the Software.

4.2  Second Line Support. GreenPay shall maintain the organization and processes necessary to provide second line support for the Customer’s use of the Software. Such second line support shall be provided to Customer only if, after reasonable commercial effort, the Customer is unable to diagnose and/or resolve problems or performance deficiencies in the Software. Second line support will be provided to up to two (2) designated and trained representatives of the Customer. GreenPay shall have no obligation to provide second line support directly to any of Customer’s users. In order to assist GreenPay in providing such second line support, Customer will provide GreenPay with the ability to access Customer's site(s) which utilize the Software (including but not limited to configuration information and error logs) and provide assistance to GreenPay in order to facilitate GreenPay's use of remote administration tools relating to the Software.

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GreenPay Software License and Services Agreement

5.    Service Limitations. The Maintenance does not include, nor will GreenPay be obligated to provide, services required as a result of: (a) any Customer modification, reconfiguration or maintenance of the Software not performed or recommended by GreenPay; (b) any use of the Software on a system that does not meet GreenPay 's minimum standards for such as set forth in the applicable Documentation; (c) any third party hardware or software not supported or embedded by GreenPay; (d) any configuration of the Software (or hardware configurations) other than as recommended by GreenPay; or (e) any error caused by Customer's or any third party's negligence, abuse, misapplication, or use of Software other than as expressly permitted under the Agreement.

6.    Term and Termination. This Maintenance Exhibit shall remain in effect for one (1) year from the Effective Date. This Maintenance Exhibit shall automatically renew for additional one (1) year periods, unless either party provides notice of cancellation of Maintenance to the other party at least thirty (30) days prior to the anniversary date of this Agreement. Customer may terminate this Exhibit D if GreenPay materially breaches the terms of this Agreement and such breach remains uncured for thirty (30) days after written notice. The expiration or termination of this Exhibit shall not terminate or otherwise affect the Agreement or Service Documentation.

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GreenPay Software License and Services Agreement

Exhibit E

Software License

1.    License. Subject to the terms and conditions of this Agreement, including all Exhibits, GreenPay hereby grants to Customer (and its successors and assigns as permitted herein) a perpetual, non-sub licensable, non-exclusive, non-transferable (except as otherwise expressly set forth herein), enterprise-wide right and license to use, maintain, modify, enhance and create derivative works from the Software (in object code form only and only in accordance with the Documentation) and the Documentation for Customer's business use in accordance with the provisions of Exhibit A, and to make as many backup (non-use other than for disaster testing and recovery purposes) copies as may be necessary, provided that Customer shall keep a record of each such backup copy and the location of its storage, and shall provide any and all such records to GreenPay upon request. Customer must reproduce and include any and all copyright, proprietary and any other notices that appear on the original Software and any media therefore on any copies made by Customer. Customer may exercise its rights hereunder through third party subcontractors for the sole purpose of assisting Customer in its permitted use of the Software; provided, however, that each such third party subcontractor must agree in a legally binding writing, to which GreenPay is a named third party beneficiary, to be bound by terms and conditions at least as protective of and beneficial to GreenPay as those set forth herein.

2.    Restrictions on Use.

2.1  Proprietary Rights. Customer acknowledges that the Software, its structure, organization and Source Code, and the Documentation are the property and constitute valuable trade secrets of GreenPay and its suppliers. Customer agrees not to: (a) decompile or disassemble the Software, separate the Software into its component parts, or in any way attempt to reconstruct or discover any source code or algorithms of the Software by any means whatsoever; (b) remove any product identification, trademark, copyright, confidentiality, proprietary or other notice contained on or within the Software; (c) modify or create any derivative works from the Software or any part thereof, except to the extent that the Software provides for user-modifiable components (d) except as otherwise permitted herein, sell, sublicense, lease, rent, loan, assign, convey or otherwise transfer the Software or any component thereof; (e) otherwise copy or use the Software for any purpose or in any manner not expressly permitted in this Agreement; or (f) knowingly permit or encourage any third party to do any of the foregoing. All assistance requested by Customer for integration with existing or proposed Customer systems or software shall be provided by GreenPay in accordance with Section 7. All rights in and to the Software and Documentation not expressly granted to Customer in this Agreement are reserved by GreenPay and its suppliers.

2.2  Restrictions. Customer shall use the Software only on the operating system specified in Exhibit A; provided, however, that a breach of this sentence by Customer shall not be considered a material breach.

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GreenPay Software License and Services Agreement

3.    Ordering and Delivery. Exhibit A defines the scope of the use of Software and its is that description that defines the Customer’s sole use of the Software for commercial use. This initial definition shall also be known as the “Order”.

An Order will be binding on both parties when signed by authorized representatives of Customer. Revisions to the initial Order may be made as Amendments to Exhibit A. Each Amendment, new Order, shall include the following information: (a) the Software licensed or to which Support and Maintenance shall apply, and (b) the applicable fees. No additional or different terms in any purchase order or similar amendment document shall modify the terms of this Agreement.

For purposes of this Agreement, initial delivery of the Software and Documentation will be deemed to have occurred upon GreenPay providing Customer with a password to access a web page from which Customer may download the Software and Documentation. The Software will be deemed accepted upon initial delivery, subject to the warranties and limitations stated within this Agreement and Service Documentation.

4.    License Fees and Payment. Customer shall pay to GreenPay the license fees for the Software set forth in Exhibit A (the "License Fees"). All fees hereunder exclude all applicable sales, use, value-added, property and other taxes, including duties and similar mandatory payments, and Customer will be responsible for payment of all such taxes (other than taxes based on GreenPay's net income), and any related penalties and interest, arising from the payment of such fees, the delivery or license of the Software, or the provision of any services to Customer. All amounts under this Agreement are in U.S. dollars and payment must be made in such. Customer will make all payments of amounts due under this Agreement to GreenPay free and clear of, and without reduction for, any withholding taxes. If Customer is legally required to make any such withholding from any payment due to GreenPay under this Agreement, the sum payable by Customer upon which such withholding is based shall be increased to the extent necessary to ensure that, after such withholding, GreenPay receives an amount equal to the amount GreenPay would have received in the absence of such withholding. Customer will provide GreenPay with official receipts issued by the appropriate taxing authority, or such other evidence as GreenPay may reasonably request, to establish that such taxes have been paid.

5.    Ownership of Derivative Works. Any and all derivative works to the Software which are created pursuant to this Agreement shall be owned by GreenPay, but the Customer shall have the same rights and licenses to such derivative works as Customer has to the Software.

6.    Software Maintenance. Maintenance provided by GreenPay shall be pursuant to GreenPay's standard maintenance terms, as outlined in Exhibit D.

7.    Services. The Customer will be delivering commercial services using the licensed Software. The terms and conditions of these Services, if any, including any and all fees, are detailed within Exhibit A.

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GreenPay Software License and Services Agreement

8.    Limited Software Warranty. GreenPay warrants to the original end user (“Customer”), and not to subsequent end users, of the software product(s) (“Software”) that for ninety (90) days from the Effective Date of this Agreement, that the Software shall substantially conform with the specifications for the Software as stated within the Service Documentation. GreenPay does not warrant (i) that the Software is error free, (ii) that Customer will be able to operate the Software without problems or interruptions or (iii) that the Software will be free of vulnerability to intrusion or attack. Except for the limited warranty set forth in this section, the Software is provided “AS IS.”

9.    Disclaimer. EXCEPT FOR THE LIMITED REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY STATED HEREIN, THE SOFTWARE, DOCUMENTATION AND MAINTENANCE, AS WELL AS ALL SERVICES, ARE PROVIDED "AS IS," AND GREENPAY AND ITS SUPPLIERS HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE LIMITED REPRESENTATIONS, WARRANTIES AND COVENENANTS EXPRESSLY STATED HEREIN, GREENPAY AND ITS SUPPLIERS DO NOT WARRANT OR REPRESENT THAT THE SOFTWARE, DOCUMENTATION OR MAINTENANCE WILL BE FREE FROM BUGS OR THAT THEIR USE WILL BE UNINTERRUPTED OR ERROR-FREE, OR MAKE ANY OTHER REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE SOFTWARE OR DOCUMENTATION IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. CUSTOMER ACKNOWLEDGES THAT GREENPAY IS NOT RESPONSIBLE FOR AND WILL HAVE NO LIABILITY FOR HARDWARE, SOFTWARE OR OTHER ITEMS OR ANY SERVICES PROVIDED BY ANY PERSON OR ENTITY OTHER THAN GREENPAY OR ITS EMPLOYEES, AGENTS OR CONTRACTORS OR FOR NETWORK FAILURE. CUSTOMER FURTHER ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT.

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GreenPay Software License and Services Agreement

10.    Confidentiality. In the course of performing this Agreement, the parties may disclose to each other Confidential Information. "Confidential Information" shall mean any and all non-public technical and non-technical information provided by either party to the other, including but not limited to (i) patent and patent applications; (ii) trade secrets; and (iii) proprietary information including, but not limited to, ideas, sketches, techniques, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of each of the parties, and including, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales, merchandising, marketing plans and information the disclosing party provides regarding third parties. All Confidential Information shall remain the sole property of the disclosing party, and the receiving party shall have no interest in or rights with respect thereto except as expressly set forth in this Agreement. Each party agrees: (i) not to use any Confidential Information of the other party for any purpose except in the performance of its obligations under this Agreement or as otherwise expressly permitted hereunder; (ii) to disclose such Confidential Information only to employees (or third party subcontractors permitted under this Agreement) who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than that set forth herein; (iii) to protect such Confidential Information from unauthorized use, access or disclosure in the same manner that it protects its own similar Confidential Information, but in no event with less care than a reasonably prudent business would exercise and (iv) to promptly notify the other party of any actual or potential unauthorized access to or use of Confidential Information. The foregoing restrictions on disclosure shall not apply with respect to any information which: (a) was or becomes generally known or publicly available through no act or failure to act on the part of the receiving party; (b) is known by the receiving party without restrictions on disclosure at the time of receiving such information as evidenced by its records; (c) is rightfully furnished to the receiving party without restrictions on disclosure by a third party without a breach of such third party's obligations of confidentiality; or (d) is required by law to be disclosed by the receiving party, provided that the receiving party: (x) gives the disclosing party prompt written notice of such requirement prior to such disclosure; (y) provides assistance in obtaining an order protecting Confidential Information from disclosure; and (z) discloses information only to the extent required by law. Customer further agrees not to disclose to any third party any performance information (including, without limitation, benchmarks) relating to the Software except as otherwise expressly contemplated herein. This Section 10 will survive any termination of the Agreement for a period of three (3) years with respect to non-technical information and in perpetuity with respect to technical information, including the Software, the Documentation and any code.

11.    Independent Contractors. The relationship of GreenPay and Customer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

12.    Press Release. The parties shall issue their respective or mutually agreed press release(s) by each party regarding Customer's engagement of GreenPay and use of the Software pursuant to this Agreement (excluding any press release regarding any Letter of Intent). GreenPay may develop and, with the Customer's prior written consent (such consent not to be unreasonably withheld or delayed) publish a case study, highlighting the main benefits provided by GreenPay and the Software, when the first Customer site goes into Production. GreenPay agrees not to publicly issue any press release without Customer's prior approval (which approval will not be unreasonably withheld or delayed).

13.    Notices. Any notice required or permitted hereunder shall be in writing and delivered in person or by means evidenced by a delivery receipt to the address specified below and will be effective upon receipt. Either party may change its contact information upon written notice to the other party.

14.    Software Assignment. The Software may not be assigned or transferred by Customer (in whole or in part and whether voluntarily, involuntarily, or by operation of law) without the prior written consent of GreenPay and any attempt to do so shall be null and void and of no effect.

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